Exhibit 99.1

Broadwind Energy Announces Q4 and Full Year 2014 Results

Q4 Highlights:

•                  Booked $30 million in new orders; ending backlog totaled $202 million

•                  Revenue of $53.8 million down 5% from Q4 2013 due to short-term production issues in Abilene tower facility

•                  SGA expenses declined 12% to $5.0 million from Q4 2013

•                  Gearing and Services operating losses reduced dramatically compared to Q4 2013

Full-Year Highlights:

•                  Revenue of $241.3 million, up 12% compared to 2013

•                  Operating loss reduced from $13.2 million in 2013 to $5.9 million in 2014

•                  Gearing showed $2.7 million improvement in non-GAAP Adjusted EBITDA compared to 2013; operating loss reduced by 47% compared to 2013

•                  Three-year $13.7 million restructuring investment completed

Cicero, Ill., February 26, 2015 — Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $53.8 million for the fourth quarter of 2014, down 5% compared to $56.4 million in the fourth quarter of 2013, reflecting lower tower production partly offset by increased activity in the Services segment.

The Company reported a net loss of $5.2 million or $.35 per share in the fourth quarter of 2014, compared to a net loss of $3.7 million or $.26 per share in the fourth quarter of 2013. The $.09 per share reduction was due to weaker Towers and Weldments segment results largely offset by improvements in the Company’s other business segments, mainly Gearing. Towers and Weldments segment operating income was down $5.2 million from the prior-year period due to delayed production associated with a new customer and new tower design qualification in the Company’s Abilene, TX tower facility. The Company reported a non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) loss of $1.8 million in the fourth quarter of 2014, compared to non-GAAP adjusted EBITDA of $2.8 million in the fourth quarter of 2013. The $4.6 million decrease was due mainly to the operational issues in Towers and Weldments.

Full-year 2014 sales totaled $241.3 million, which exceeded full-year 2013 sales by $25.6 million, or 12%, reflecting an 11% increase in tower production volume. For the full-year 2014, the Company’s net loss narrowed to $6.2 million, or $.42 per share, compared to a net loss of $10.5 million, or $.73 per share, reported in 2013. The sharp improvement was due mainly to $5.0 million lower restructuring charges in the current year due to the conclusion of the plant consolidation and improved results in the Gearing segment partly offset by weaker Towers and

Weldments results in the second half of the year, and by the absence of a $3.6 million gain from the 2013 sale of an idle tower facility located in South Dakota. The Company reported non-GAAP adjusted EBITDA of $8.9 million for the full-year 2014 down from $10.3 million in 2013 due to the production issues in Towers and Weldments, somewhat offset by improvements in the Gearing and Services segments.

Peter Duprey, President and Chief Executive Officer, stated, “The fourth quarter and full-year results were significantly affected by the production issues in the Abilene tower facility. The entire team in our towers business has worked tirelessly to resolve these short-term production issues and move beyond them. The customer has certified the Abilene facility for normal production going forward and through-put has improved significantly from the fourth quarter. We are implementing a robust advanced product quality process (APQP) to ensure that future product introduction risks are addressed well in advance of production.”

Mr. Duprey continued, “Our performance in 2014 was not what it should have been, and this was an expensive learning experience for the business. Even with the temporary set-back at our Abilene facility, Broadwind continued to show year-over-year improvement; 2014 total revenue increased 12% compared to the prior year and our loss per share was reduced significantly. Our Gearing segment cut its operating loss by nearly half and its near break-even EBITDA was an improvement of 74% compared to the prior year.”

Mr. Duprey concluded, “With the tower qualification process behind us and production resuming to more typical levels, we expect to fulfill our 2015 order book of approximately 500 towers. Our three-year plant consolidation investment is complete, and we believe our Gearing and Services businesses will continue to make progress, contributing solid improvements to the top and bottom lines. We are confident in our ability to continue our improving trends and are therefore expecting to report 2015 sales of $255-$260 million and positive EPS.”

Orders and Backlog

The Company booked $29.7 million in net new orders in the fourth quarter of 2014, down from a record $200.7 million in the fourth quarter of 2013. Towers and Weldments orders, which vary considerably from quarter to quarter, totaled $21.1 million, down from $193.2 million in the fourth quarter of 2013. Gearing orders totaled $6.3 million, up 22% from the fourth quarter of 2013. Services orders totaled $2.3 million, in line with orders from the prior-year fourth quarter.

Full-year orders totaled $135.1 million, down from a record $404.4 million in 2013. Towers and Weldments 2014 orders totaled $77.6 million, down from $361.5 million in 2013. Gearing orders totaled $41.9 million, a 21% increase over full year 2013 Gearing orders. Services orders totaled $15.7 million, a sharp improvement over $8.5 million in 2013.

At December 31, 2014, total backlog was $202.4 million, down 35% from the record-high backlog at December 31, 2013.

Segment Results

Towers and Weldments

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $38.6 million for the fourth quarter of 2014, down 11% from fourth quarter 2013 sales of $43.4 million. Tower volume decreased 9% due primarily to production issues in the Abilene, TX tower plant carried over from the third quarter related to a new customer qualification on a new tower design. Towers and Weldments operating income for the fourth quarter of 2014 totaled $.5 million or 1% of sales, down sharply from $5.8 million, or 13% of sales, in the prior year fourth quarter related to lower volumes, higher labor costs and a customer accommodation charge associated with the tower model changeover as well as unplanned warranty work and maintenance expense. Non-GAAP adjusted EBITDA in the fourth quarter of 2014 was $1.6 million, compared to $7.4 million in the fourth quarter of 2013 due to the factors described above.

Towers and Weldments sales for the full year 2014 totaled $184.9 million, an increase of 16% over 2013 reported sales. The increase was due primarily to an 11% increase in tower volume in the current year, partially offset by a $3.3 million decrease in weldments revenue. Operating income for 2014 totaled $18.1 million, or 10% of sales, down 8% from 2013, due primarily to the operational issues experienced in the second half of 2014. Non-GAAP adjusted EBITDA totaled $22.3 million in 2014, down 10% from 2013, due to the operational factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $10.7 million in the fourth quarter of 2014, down $.9 million compared to the fourth quarter of 2013. Sales to oil and gas customers increased but were offset by lower sales of wind turbine replacement gearing and sales to other industrial customers. The Gearing segment operating loss narrowed to $2.4 million in the fourth quarter of 2014, compared to $5.6 million in the fourth quarter of 2013, due mainly to lower restructuring and other non-cash charges in the fourth quarter of 2014. The current quarter improvement also reflected favorable production variances and a higher margin production mix mainly for oil and gas customers compared to the fourth quarter of 2013. Gearing non-GAAP adjusted EBITDA loss was $.7 million in the fourth quarter of 2014, compared to a non-GAAP adjusted EBITDA loss of $1.2 million in the fourth quarter of 2013, due to the factors described above.

Gearing revenue for 2014 totaled $42.3 million, compared to $43.2 million in 2013. Despite higher orders, the 2% decrease was due to production delays attributable to the plant consolidation and inventory reduction projects and the transition to more complex gearbox production. Gearing operating loss totaled $9.4 million in 2014, a 47% reduction from the $17.9 million operating loss reported in 2013. The significant improvement was due to $3.8 million lower restructuring expense due to the completion of the plant consolidation in the second half of the year and improved margins, mainly for sales to oil and gas customers. Also contributing were lower non-cash charges due to the aging capital base, and the absence of a $1.5 million regulatory charge in 2013. Non-GAAP adjusted EBITDA loss totaled $.9 million in 2014, compared to a non-GAAP adjusted EBITDA loss of $3.6 million in 2013. The 74% non-GAAP adjusted EBITDA improvement was due to the factors described above.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services and offers comprehensive field services to the wind industry.

Fourth quarter Services segment revenue was $4.6 million, more than double the prior year fourth quarter sales of $2.0 million, due to strong demand for blade service and other technician fieldwork. Services’ operating loss for the fourth quarter of 2014 was $1.1 million, compared to an operating loss of $1.5 million in the fourth quarter 2013. The 20% improvement was due to increased sales and better utilization of technicians and lower operating expenses, partially offset by higher fixed costs. Services’ non-GAAP adjusted EBITDA loss for the fourth quarter of 2014 totaled $.8 million, compared to a non-GAAP adjusted EBITDA loss of $1.1 million in the fourth quarter of 2013, due to the factors described above.

Services’ revenue for the full year 2014 totaled $15.6 million, down 10% from the full year 2013 due to the absence of a large drivetrain assembly project completed in the first half of 2013, partially offset by an increase in blade services revenue. Operating loss for 2014 totaled $4.5 million, compared to an operating loss of $4.7 million in 2013. The $.2 million improvement was due mainly to the absence of restructuring expense in 2014 and lower operating expenses in the current year, partly offset by lower volumes. Non-GAAP adjusted EBITDA loss for 2014 totaled $3.1 million, compared to a non-GAAP adjusted EBITDA loss of $2.6 million for 2013. The $.5 million increased loss was due to the factors described above.

Corporate and Other

Corporate and other expenses totaled $2.3 million in the fourth quarter of 2014, down 13% from $2.7 million in the fourth quarter of 2013 due primarily to lower incentive compensation and insurance expense.

For the full year 2014, corporate and other expenses totaled $10.1 million, essentially flat compared to the full year 2013.

Cash and Liquidity

During the quarter, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased $2.4 million to $13.9 million or 6% of annualized fourth-quarter sales, due to a reduction in trade payables and increased inventory.

Full-year capital spending, net of asset sales, totaled $5.4 million or 2.3% of sales.

Cash assets (cash and short-term investments) totaled $20.2 million at December 31, 2014, a decrease of $7.7 million from September 30, 2014. At December 31, 2014, the Company’s $20 million credit line was undrawn and debt and capital leases totaled $4.1 million.

During the quarter, the Company repurchased 273,937 shares of equity securities at a weighted average price per share of $6.73.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, steel, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of nearly 900 employees is committed to helping customers maximize performance of their investments — quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, cash flows, performance, business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management, and our prospects and strategies for future growth, including with respect to estimated 2015 guidance. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on current expectations, and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working capital and our plans to evaluate alternative sources of funding if necessary; our restructuring plans and the associated cost savings; our ability to preserve and utilize our tax net operating loss carry-forwards; our plans to continue to grow our business through organic growth; our plans with respect to the use of proceeds from financing activities and our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those contained in Part I, Item 1A “Risk Factors” of our Annual Reports on Form 10-K.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	As of December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,149	$24,936
Short-term investments	8,024	1,143
Restricted cash	83	83
Accounts receivable, net	20,012	18,735
Inventories, net	34,921	37,143
Prepaid expenses and other current assets	1,815	2,325
Assets held for sale	738	1,970
Total current assets	77,742	86,335
LONG-TERM ASSETS:
Property and equipment, net	62,952	69,077
Intangible assets, net	5,459	5,903
Other assets	464	2,379
TOTAL ASSETS	$146,617	$163,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$268	$201
Current portions of capital lease obligations	766	933
Accounts payable	18,461	27,537
Accrued liabilities	9,553	8,115
Customer deposits	22,619	22,993
Liabilities held for sale	—	749
Total current liabilities	51,667	60,528

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,650	2,755
Long-term capital lease obligations, net of current portions	427	1,193
Other	3,493	3,888
Total long-term liabilities	6,570	7,836

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,844,307 and 14,627,990 shares issued as of December 31, 2014 and 2013, respectively	15	15
Treasury stock, at cost, 273,937 shares and 0 shares at December 31, 2014 and 2013, respectively	(1,842)	—
Additional paid-in capital	377,185	376,125
Accumulated deficit	(286,978)	(280,810)
Total stockholders’ equity	88,380	95,330
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$146,617	$163,694

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013

Revenues	$53,798	$56,397	$241,268	$215,710
Cost of sales	53,561	52,012	222,497	198,379
Restructuring	329	2,229	1,281	4,986
Gross profit	(92)	2,156	17,490	12,345

OPERATING EXPENSES:
Selling, general and administrative	5,015	5,693	21,181	21,414
Impairment charges	—	—	—	—
Intangible amortization	111	111	444	1,552
Regulatory settlement	—	—	1,566	1,500
Restructuring	11	302	233	1,089
Total operating expenses	5,137	6,106	23,424	25,555
Operating loss	(5,229)	(3,950)	(5,934)	(13,210)

OTHER INCOME (EXPENSE), net:
Interest expense, net	(207)	(190)	(728)	(985)
Other income, net	77	489	226	1,000
Gain (loss) on sale of assets and restructuring	(83)	(87)	36	2,878
Total other (expense) income, net	(213)	212	(466)	2,893

Net loss from continuing operations before (benefit) provision for income taxes	(5,442)	(3,738)	(6,400)	(10,317)
(Benefit) provision for income taxes	(271)	8	(232)	72
LOSS FROM CONTINUING OPERATIONS	(5,171)	(3,746)	(6,168)	(10,389)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(110)
NET LOSS	$(5,171)	$(3,746)	$(6,168)	$(10,499)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.35)	$(0.26)	$(0.42)	$(0.72)
Loss from discontinued operations	—	—	—	(0.01)
Net Loss	$(0.35)	$(0.26)	$(0.42)	$(0.73)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	14,677	14,605	14,715	14,457

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	For the Years Ended December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,168)	$(10,499)
Loss from discontinued operations	—	110
Loss from continuing operations	(6,168)	(10,389)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	12,183	14,856
Impairment charges	84	2,365
Stock-based compensation	886	1,821
(Recovery of) allowance for doubtful accounts	65	(436)
Common stock issued under defined contribution 401(k) plan	163	681
(Gain) loss on disposal of assets	(154)	(3,503)
Changes in operating assets and liabilities:
Accounts receivable	(1,266)	1,808
Inventories	2,222	(15,155)
Prepaid expenses and other current assets	2,228	1,411
Accounts payable	(8,578)	11,671
Accrued liabilities	1,438	2,208
Customer deposits	(323)	18,930
Other non-current assets and liabilities	(279)	(14)
Net cash provided by (used in) operating activities of continued operations	2,501	26,254

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of logistics business and related note receivable	—	250
Purchases of available for sale securities	(15,088)	(1,983)
Sales of available for sale securities	1,101	60
Maturities of available for sale securities	7,106	780
Purchases of property and equipment	(6,504)	(6,950)
Proceeds from disposals of property and equipment	1,065	13,249
Decrease (increase) in restricted cash	—	248
Net cash provided by (used in) investing activities of continued operations	(12,320)	5,654

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	9	18
Net proceeds from repurchases of common stock	(1,842)	—
Payments on lines of credit and notes payable	(16,051)	(80,376)
Payments on related party notes payable	—	—
Proceeds from lines of credit and notes payable	15,850	75,208
Payments for debt issuance costs	—	—
Principal payments on capital leases	(934)	(2,338)
Net cash (used in) provided by financing activities of continued operations	(2,968)	(7,488)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,787)	24,420
CASH AND CASH EQUIVALENTS, beginning of the year	24,936	516
CASH AND CASH EQUIVALENTS, end of the year	$12,149	$24,936

Supplemental cash flow information:
Interest paid	$601	$789
Income taxes paid	$62	$22
Non-cash investing and financing activities:
Issuance of restricted stock grants	$661	$1,328
Equipment addition via capital lease	$—	$1,485

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
ORDERS:
Towers and Weldments	$21,051	$193,168	$77,557	$361,451
Gearing	6,265	5,133	41,857	34,451
Services	2,338	2,385	15,680	8,511
Total revenues	$29,654	$200,686	$135,094	$404,413

	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$38,620	$43,433	$184,904	$159,478
Gearing	10,720	11,597	42,253	43,150
Services	4,615	1,991	15,560	17,244
Corporate and Other	(157)	(624)	(1,449)	(4,162)
Total revenues	$53,798	$56,397	$241,268	$215,710

	(unaudited)		(unaudited)
OPERATING (LOSS) PROFIT:
Towers and Weldments	$542	$5,771	$18,065	$19,550
Gearing	(2,363)	(5,588)	(9,423)	(17,915)
Services	(1,103)	(1,483)	(4,493)	(4,721)
Corporate and Other	(2,305)	(2,650)	(10,083)	(10,124)
Total operating loss	$(5,229)	$(3,950)	$(5,934)	$(13,210)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS)

Consolidated

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating loss	$(5,229)	$(3,950)	$(5,934)	$(13,210)
Impairment charges	—	—	—	—
Depreciation and amortization	2,607	3,136	12,183	13,962
Share-based compensation and other stock payments	372	548	888	2,519
Other income	77	489	226	1,000
Restructuring	340	2,531	1,514	6,075
Adjusted EBITDA	$(1,833)	$2,754	$8,877	$10,346

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Towers and Weldments Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Operating Profit	$542	$5,771	$18,065	$19,550
Depreciation	941	1,031	3,993	3,872
Share-based compensation and other stock payments	54	112	99	464
Other Income	84	487	71	753
Restructuring Expense	7	11	47	176
Total Adjusted EBITDA (Non-GAAP)	$1,628	$7,412	$22,275	$24,815

Gearing Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating Loss	$(2,363)	$(5,588)	$(9,423)	$(17,915)
Depreciation	1,193	1,648	6,372	7,089
Amortization	111	111	444	1,552
Share-based compensation and other stock payments	62	136	191	469
Other Income (Expense)	—	10	3	4
Restructuring Expense	333	2,520	1,466	5,203
Total Adjusted EBITDA (Non-GAAP)	$(664)	$(1,163)	$(947)	$(3,598)

Services Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating Loss	$(1,103)	$(1,483)	$(4,493)	$(4,721)
Depreciation	307	333	1,239	1,398
Share-based compensation and other stock payments	18	52	36	279
Other Income (Expense)	(7)	(8)	153	243
Restructuring Expense	—	—	—	234
Total Adjusted EBITDA (Non-GAAP)	$(785)	$(1,106)	$(3,065)	$(2,567)

Corporate and Other

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating Loss	$(2,305)	$(2,650)	$(10,083)	$(10,124)
Depreciation	55	13	135	51
Share-based compensation and other stock payments	238	248	562	1,307
Other Income (Expense)	—	—	—	—
Restructuring Expense	—	—	—	462
Total Adjusted EBITDA (Non-GAAP)	$(2,012)	$(2,389)	$(9,386)	$(8,304)